Exhibit 4.19

                   FINANCIAL CONSULTING AND SERVICES AGREEMENT
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THIS AGREEMENT is dated May 20, 1999, by and between Premiere Equities, Inc., a
Florida corporation of 6278 N. Federal Highway, Suite 385, Ft. Lauderdale Florida 33308 ("Consultant"), and Pollution Research and Control Corp. having its principal address at 506 Paula Avenue, Glendale, California.


                                   WITNESSETH:
                                   -----------

     Consultant is engaged in the business of, among other things, providing financial consulting, and business advisory services, and the Company seeks these services for the Company; and

NOW, THEREFORE, the parties hereto agree as follows:


     1. Services. Consultant shall, during the term of this Agreement, provide the following services to the Company:

          a). Consultant shall analyze and provide advice as to both short and long term business plans and assist with respect to shareholder relations;

          b). Consultant shall provide all the consulting services described herein directly to management of the Company (while the Consultant is authorized to speak to and consult with others, the Consultant does not have any right or power to bind the Company to any matter whatsoever or to make any representation pertaining to the Company whatsoever); and

          c). Consultant shall provide such general consulting services as may be reasonably requested by the Company, from time to time, during the term.

The Consultant is not authorized or empowered to commit the Company to any recommendations or course of action, or any agreement, promise, or representation.

Consultant shall be available, included by receiving telephone calls. Consultants shall also be available to review and receive information concerning the Company, by fax or telephone during normal business hours. Consultant shall be fully responsible for complying with all applicable laws and regulations concerning the activities of the Consultant, including the business and operations of the Consultant.

     2. Consulting compensation. In consideration for the services to be provided by the Consultant pursuant to Section 1 above, the Consultant shall be paid by the Company a fee of $75,000 annually, ($40,000 upon execution of contract, due immediately), monthly payments on the 1st day of each month for 3181.81 (11 monthly payments totaling $35,000 for the first year), 50,000 free trading, non-legend shares of stock of the Company, and 85,500 free trading non-legend warrants, to be delivered to Consultant immediately. (All shares being the "Shares" and "Warrants" herein). Consultant hereby directs the Company to issue all Shares and Warrants in the name of Premiere Equities, Inc.



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     3. Indemnification. The Company shall indemnify and hold harmless the
Consultant as to and, against all losses, claims, damages, liabilities, and expenses (including reasonable attorney's fees) caused by any untrue or alleged fact required to be stated therein or necessary to make the statements therein not misleading as to the public filings of the Company; provided, however, that the Company will not be liable in any such case to the extent that such item arises out of or is based upon an untrue statement or alleged untrue statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon, and in conformity with, information furnished to the Company by Consultant, and/or in any case Consultant is aware of the problem.

     4. Term. The term of this Agreement shall be for an initial term (the "Initial Term") of twelve (12) months commencing on the date first set forth above. For the second and third years, annual compensation of $75,000 ($40,000 the first month and 11 monthly payments of 3181.81). Either party upon at least 60 days' prior written notice may terminate this Agreement, but no termination shall eliminate the Consultant's right to the Shares herein.

     5. Non-Exclusive. Consultant shall devote such of its time and effort as Consultant deems necessary or desirable to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement. This is a non-exclusive Agreement.

     6. Confidentiality. Consultant shall, and shall cause officers, directors, employees and agents of Consultant to, hold confidential and not publish, disclose or make accessible to any other person not bound by an obligation of confidentiality, all confidential information, if any, which Consultant or any of its officers, directors, employees, or agents may, from time-to-time, possess relating to financial condition, results of operation, business, property, assets or liabilities of the Company, provided, however, the restrictions of this sentence shall not apply to information that (I) is publicly available,
(II) already is known to Consultant at the time of disclosure, or (III) is received from a third party not under any obligation of confidentiality to the Company.

     7. Benefit, Burden, and Assignment. The provisions herein shall enure to the benefit of, and be binding upon, the parties hereto and their permitted assigns and successors. This Agreement may be assigned without the prior written consent of all parties hereto.

     8. Severability. If any provision of this Agreement shall be deemed by any court of competent jurisdiction invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision in any other circumstance shall not be affected thereby and each provision shall otherwise be valid and shall be enforced to the fullest extent permitted by applicable law.

     9. Governing Law. The laws of the State of Florida, U.S.A. shall govern this Agreement, and the venue for any action, claim or proceeding in connection with this Agreement shall be a court of competent jurisdiction in Broward County, Florida.


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     10. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the subject matter hereof. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements and understandings, oral, written, express or implied with respect to the subject matter hereof.

     11. Captions. Captions in this Agreement are for convenience of reference only and shall not be used in the interpretation.

     12. Independent Legal Counsel. The parties agree and acknowledge that they have been represented by independent legal counsel, or have had the opportunity to obtain independent legal counsel, have been advised that it is in their best interests to do so, and by execution of this Agreement have waived the right.

     13. Amendment and Modification. No amendment or modification to this Agreement shall be valid unless in writing and signed by the parties hereto.

     14. Ambiguities. The parties hereby acknowledge that the normal rule of construction to the effect that ambiguities in an agreement are constructed against the drafting party shall not apply to this Agreement.

     15. Cooperation. Each party hereby agrees to provide such reasonable cooperation and execute such reasonable documents as shall be reasonably required or requested by the other party hereto to perform the Agreement.

     16. Written Provisions. Hand-written provisions hereto initiated by the parties hereto shall control to the extent of any conflict with the typed provisions herein.

     17. Execution. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


PREMIERE EQUITIES, INC.                 POLLUTION RESEARCH AND CONTROL CORP.



By: /s/ Stephen F. Larkin               By: /s/ Albert E. Gosselin, Jr.
    -------------------------------     ----------------------------------------
                          PRESIDENT                                    PRESIDENT




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